Exhibit 12.1

November 12, 2020

Board of Directors

Brain Scientific Inc.

125 Wilbur Place, Suite 170

Bohemia, NY 11716

Ladies and Gentlemen:

We have acted as counsel to Brain Scientific Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 1,111,111 Units, each consisting of five (5) shares of the Company’s common stock (the “Common Stock”) and a warrant (the “Warrant”) to purchase one (1) share of Common Stock.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Articles of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended;

3. The offering statement, as amended (File No. 024-11327) as filed by the Company with the Securities and Exchange Commission (the “Commission”); and

4. Written consents of the Board of Directors of the Company approving the offering of the Units under the offering statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the corporate laws of the State of Nevada and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

Based upon and subject to the foregoing, we are of the opinion that the Company’s Units, consisting of Common Stock and Warrants, being offered pursuant to the offering statement, will be, when issued in the manner described in the offering statement, duly authorized, legally and validly issued, fully paid and non-assessable and that the shares of Common Stock issuable upon exercise of the Warrants, upon the exercise and payment therefor, will be duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the offering statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the offering circular. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW